Exhibit 10.2

AMENDED AND RESTATED PROMISSORY NOTE

US $5,600,000	March 31, 2007

FOR VALUE RECEIVED, Commodore Resources, Inc., a Delaware corporation (“Maker”), promises to pay to the order of The John Buckman and Jan Hanford Trust (“Payee”), at the address for Payee set forth in Section 9 or at such address as the holder of this Promissory Note (this “Note”) may designate from time to time in writing to Maker, the principal amount of FIVE MILLION SIX HUNDRED THOUSAND DOLLARS (US$5,600,000.00); provided, that by accepting this Note Payee acknowledges that the principal amount stated above has been and will be offset as set forth in Section 6 below such that, as of the date of this Note, the principal amount outstanding is FIVE MILLION THREE HUNDRED NINETY SIX THOUSAND FOUR HUNDRED EIGHTY FOUR DOLLARS AND TWENTY FIVE CENTS (US $5,396,484.25).

1.             Interest.  For the period beginning on and including May 12, 2005, and ending on but excluding November 12, 2008 (the “Maturity Date”), interest on the principal balance hereof shall accrue at the lesser of ten percent (10%) per annum or the Maximum Lawful Rate (as hereinafter defined); provided, that if Maker fails to make any payment required pursuant to Section 2 below on or before the due date of such payment (any such payment being referred to herein as a “Late Payment”), interest on the principal balance outstanding under this Note for the period beginning on and including May 12, 2007 (the “Initial Payment Date”), and ending on but excluding the Maturity Date, shall accrue at the lesser of twelve percent (12%) per annum or the Maximum Lawful Rate, regardless of whether such Late Payment applies to the payment due on the Initial Payment Date, the Second Payment Date (as defined in Section 2 below) or the Maturity Date.  Interest shall be calculated hereunder on the basis of actual days elapsed and computed as if each calendar year consisted of 365 days.

2.             Payment Schedule.  The outstanding principal balance of this Note and interest thereon shall be paid as follows:

(a)           a payment in the amount of ONE MILLION DOLLARS ($1,000,000) (the “Initial Payment Amount”), to be applied to the accrued but unpaid interest on the Note up to and including May 11, 2007 (the “Initial Payment Date Interest”), shall be paid by Maker to Payee on the Initial Payment Date; provided, however, that in the event the Initial Payment Date Interest exceeds the amount of the Initial Payment Amount, such excess shall thereafter be added to the principal amount outstanding under the Note (the “First Additional Principal Amount”) and interest shall begin accruing on such First Additional Principal Amount, at the appropriate rate set forth in Section 1 above, for the period beginning on and including the Initial Payment Date, and ending on but excluding the Maturity Date; provided, further, that in the event the Initial Payment Date Interest is less than the amount of the Initial Payment Amount, the outstanding principal amount under the Note on the Initial Payment Date shall be reduced by the amount by which the Initial Payment Amount exceeds the Initial Payment Date Interest.

(b)           a payment in an amount equal to one-quarter of the outstanding principal and accrued but unpaid interest on the Note up to and including February 11, 2008 (the “Second Payment Amount”), to be applied to the accrued but unpaid interest on the Note outstanding up to and including February 11, 2008 (the “Second Payment Date Interest”), shall be paid by Maker to payee on February 12, 2008 (the “Second Payment Date”); provided, however, that in the event the Second Payment Date Interest exceeds the amount of the Second Payment Amount, such excess shall thereafter be added to the principal amount outstanding under the Note (the “Second Additional Principal Amount”) and interest shall begin accruing on such Second Additional Principal Amount, at the appropriate rate set forth in Section 1 above, for the period beginning on and including the Second Payment Date, and ending on but excluding the Maturity Date; provided, further, that in the event the Second Payment Date Interest is less than the amount of the Second Payment Amount, the outstanding principal amount under the Note on the Second Payment Date shall be reduced by the amount by which the Second Payment Amount exceeds the Second Payment Date Interest.

(c)           a final payment of all principal and accrued but unpaid interest remaining outstanding on the Note up to but excluding the Maturity Date, to be paid by Maker to Payee on the Maturity Date.

3.             Prepayment Option.  Maker shall have the right to prepay this Note in whole or in part at any time without penalty or premium.  The payments on this Note shall be applied first to accrued but unpaid interest, if any, and then to principal.

4.             Related Agreements.  This Note is being entered into in connection with that certain Stock Purchase Agreement, dated as of May 6, 2005 (the “Purchase Agreement”), by and among Maker, Payee, Lyris Technologies, Inc., a Delaware corporation (the “Company”), John Buckman, Jan Hanford and J.L. Halsey Corporation (for certain limited purposes contained therein), pursuant to which, among other things, Maker is purchasing all of the outstanding capital stock of the Company from Payee.  This Note and the Purchase Agreement are collectively referred to herein as the “Transaction Documents.”  Terms having their initial letters capitalized and not defined herein have the meanings ascribed to them in the Purchase Agreement.

5.             Subordination.

(a)           Payee (by its acceptance hereof) acknowledges and agrees that the indebtedness evidenced by this Note is subordinate and subject in right of payment, priority and collection to any secured indebtedness of Maker (the “Senior Indebtedness”).  Notwithstanding the immediately preceding sentence, Payee shall be entitled to receive the payment of principal and interest under and in strict accordance with the terms and conditions of this Note, provided that no Event of Default (as defined in the agreements governing the Senior Indebtedness) has occurred under the agreements governing the Senior Indebtedness which is continuing or would exist immediately after giving effect to such payment.  Maker agrees promptly to notify Payee of the occurrence of any Event of Default upon receipt of notice of the Event of Default from the lender under the Senior Indebtedness.

(b)           Maker covenants and agrees that it will not incur Senior Indebtedness that exceeds 3.5 times the trailing twelve month EBITDA of the Company.  As used in this Note, “EBITDA” means the consolidated earnings of the Company before interest, taxes, depreciation and amortization, as derived from the Financial Statements; provided, that any calculation of EBITDA for purposes of this Note shall exclude (without duplication):  (i) any expenses incurred in connection with the transactions contemplated by the Purchase Agreement; (ii) any payments (whether in the form of principal, interest or otherwise) to any provider to the Company of financing in connection with (A) the consummation of the transactions contemplated by the Purchase Agreement, (B) any recapitalization or reorganization of the Company, (C) any merger or acquisition transaction, or (D) providing working capital following the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), and any expenses incurred in connection with any of the foregoing; (iii) any extraordinary expenses and losses; (iv) if, after the Closing, new accounting, computer or other office information technology systems, or major changes in any existing information technology systems or operations, are introduced, the cost of such systems or changes and any expenses associated therewith; (v) any net losses in respect of asset dispositions other than sales of inventory in the ordinary course of business; (vi) any charges for equity-based compensation (including, without limitation, for employee stock options); and (vii) any Indemnifiable Losses incurred by Purchaser pursuant to Article 11 of the Purchase Agreement and any indemnification payments received related thereto.  As used in this Note, “incur” means, with respect to any debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such debt or obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as debt, becoming debt shall not be deemed an incurrence of such debt.

6.             Right of Offset.  Payee (by its acceptance hereof) acknowledges and agrees that Maker (i) has offset the principal amount outstanding under the Note by amounts paid on March 30, 2006, October 16, 2006 and January 19, 2007, pursuant to that certain License Agreement between Digital Impact, Inc. and Maker dated May 6, 2005 (the “License Agreement”), in the amounts of one hundred three thousand seven hundred sixty dollars ($103,760), twenty three thousand two hundred fifty five dollars ($23,255) and seventy-six thousand five hundred dollars and twenty-five cents ($76,500.25), respectively, and (ii) shall have the further right at any time and from time to time to set-off any and all indebtedness owing to Payee then outstanding under this Note against, and reduce the amount of indebtedness owing to Payee then outstanding under this Note by an amount equal to ninety four thousand nine hundred fifty three dollars ($94,953), which amount is acknowledged and agreed to by Payee and Maker as the total to be paid by the Company through the period ending March 31, 2007, pursuant to the License Agreement.

7.             Unsecured Note.  Maker and Payee (by its acceptance hereof) acknowledge and agree that this Note is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of any type, other than the Guaranty of Payment executed as of the date hereof by J.L. Halsey Corporation.

8.             Assignment Prohibited.  Payee may not assign its interest in this Note; provided, however, that Payee may assign its interest in this Note to John Buckman or Jan Hanford.

9.             Notices.  All notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer or one business day after having been dispatched by an internationally recognized overnight courier service to the appropriate person at the address specified below:

If to Payee:	c/o John Buckman
2735 Fulton Street
Berkeley, California 94705-1031

with a copy to:	Higham, McConnell & Dunning LLP
15 Enterprise, Suite 360
Aliso Viejo, CA 92656
Attention: Curt C. Barwick
Telecopy No.: 949-900-4403

If to Maker:	J. L. Halsey Corporation
103 Foulk Road, Suite 205-Q
Wilmington, Delaware 19803
Attention: Richard A. McDonald
Telecopy No.: (978) 945-5992

with a copy to:	Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Michael D. Wortley
Telecopy No.: (214) 999-7732

with a copy to:	Lyris Technologies, Inc.
5858 Horton St., Suite 270
Emeryville, CA 94608
Attention: Luis Rivera
Telecopy No. 510-844-1598

or to such other address or addresses as any such Person may from time to time designate as to itself by like notice to the other party.

10.           Governing Law; Jurisdiction.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.  Maker hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and the courts of the United States of America located in Alameda County, State of California for any litigation arising out of or relating to this Note or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9 shall be effective service of process for any litigation brought against it in any such court.  Maker hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Note or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of California or the courts of the United States of America located in Alameda County, State of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.  Each of Maker and Payer hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Note, the transactions contemplated hereby or any of the other transactions contemplated hereby.  Reasonable attorneys’ fees and out-of-pocket costs incurred by Payee in the event of the initiation of any suit by Payee under or in connection with this Note shall be paid by Maker if such action is successful; provided that, if such action is not successful, reasonable attorneys’ fees and out-of-pocket costs incurred by Maker in connection therewith shall be paid by Payee.

11.           Compliance with Laws.  It is expressly stipulated and agreed to be the intent of Maker and Payee to at all times comply with the usury and other laws applicable to the Transaction Documents and any subsequent revisions, repeals, or judicial interpretations thereof, to the extent any of the same are applicable hereto.  If such laws are ever revised, repealed, or judicially interpreted so as to render usurious any amount called for under the Transaction Documents, or contracted for, charged, or received with respect to the indebtedness evidenced by this Note, then it is Maker’s and Payee’s express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note (or, if this Note has been paid in full, refunded to Maker), and the provisions of the Transaction Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.  As used herein, “Maximum Lawful Rate” means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on this Note at such time to exceed the maximum amount which the Payee would be allowed to contract for, charge, take, reserve, or receive under applicable law (including the “Cost of Money” limitations pursuant to Section 107.855 of Title 13 of the United States Code of Federal Regulations) after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Transaction Documents.

12.           Amendment and Restatement.  This Note amends and restates in its entirety that certain promissory note, dated May 12, 2005, made by Maker to Payee (the “Original Note”), and such Original Note is hereinafter cancelled and of no force or effect.

[Remainder of Page Intentionally Left Blank]

EXECUTED as of the date first written above.

MAKER:

COMMODORE RESOURCES, INC.

By:	/s/ Richard A. McDonald
Name:
Title:	President

S-1